Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-109421) pertaining to the Wal-Mart Profit Sharing and 401(k) Plan of our report dated July 14, 2006, with respect to the financial statements and schedules of the Wal-Mart Profit Sharing and 401(k) Plan included in this Annual Report (Form 11-K) for the year ended January 31, 2006.

July 26, 2006
Rogers, Arkansas